AMERICAN NATURAL ENERGY CORPORATION
7030 South Yale, Suite 404
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Lawsuit Settlement

Tulsa, Oklahoma, December 14, 2004. American Natural Energy Corporation (“ANEC”) (TSX Venture: ANR.U) announced that litigation that was initiated against it in October 2003 in the United States District Court for the Eastern District of Louisiana by The Wiser Oil Company (“Wiser”) has been settled. The complaint sought a declaratory judgment relating to an interpretation of the terms of a Leasehold Acquisition and Development Agreement between ANEC and Wiser that granted Wiser certain contractual rights to acquire a 25% participation in oil and gas interests which ANEC might acquire pursuant to ANEC’s Joint Development Agreement with Exxon/Mobil Corporation in acreage surrounding ANEC’s Bayou-Couba lease in Saint Charles Parish, Louisiana. Wiser also asserted a claim for damages.

Under the terms of the settlement, Wiser released ANEC from any further obligations under the Leasehold Acquisition and Development Agreement disclaimed an interest in any leases or properties within the area encompassed by the agreement and agreed that the agreement is terminated. Wiser also dismissed its monetary and other claims in the litigation. In exchange, ANEC paid Wiser $100,000 and released Wiser from the counterclaims ANEC asserted in the litigation.

ANEC also announced that it has filed a lawsuit in United States District for the Eastern District of Louisiana against the contractor who provided the materials which failed causing the plugging and abandonment in October 2004 of the wellbore on the ExxonMobil Fee No.2 ST. ANEC is seeking to recover from the contractor its costs and expenses associated with the loss of the wellbore and a re-drill of the well or, in the alternative, value for lost reserves evidenced in the final stages of drilling.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC’s development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities, and the outcome of any litigation ANEC has instituted. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at http://www.sec.gov.